Exhibit 99.1

FOR IMMEDIATE PRESS RELEASE

FOR:	PMC COMMERCIAL TRUST 17950 Preston Road, Suite 600 Dallas, TX 75252	CONTACT:	Investor Relations 972-349-3235 www.pmctrust.com

PMC COMMERCIAL TRUST ANNOUNCES
FIRST QUARTER DIVIDEND OF
$0.225 PER SHARE

PMC Commercial Trust
NYSE ALTERNEXT US (Symbol: “PCC”)

Dallas, Texas

March 17, 2009

PMC Commercial Trust (the “Company,” “we” or “our”), a real estate investment trust (“REIT”), announced today that its Board of Trust Managers (the “Board”) has declared a first quarter 2009 quarterly cash dividend of $0.225 per common share payable on April 13, 2009 to shareholders of record on March 31, 2009. The dividend is our 61st consecutive quarterly dividend.

The Board maintained the first quarter dividend at $0.225 per share, in part to meet our 2008 dividend distribution requirements. However, driven by the lower variable interest rate environment and significant economic uncertainties, we anticipate a dividend reduction commencing with our second quarter. Unless market conditions deteriorate further, we anticipate that the dividend will be no less than $0.16 per share for our second quarter dividend which the Board will then adjust as needed, on a quarterly basis, thereafter. Given these uncertainties and our focus on liquidity, we are taking a more conservative approach.

PMC Commercial Trust primarily originates loans to small businesses primarily secured by real estate.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its shares, which could cause actual results to differ materially from those currently anticipated. The Company’s ability to meet targeted financial and operating results, including loan originations, operating income, net income and earnings per share depends on a variety of economic, competitive, and governmental factors, including changes in real estate market conditions, changes in interest rates and the Company’s ability to access capital under its credit facility or otherwise, many of which are beyond the company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect any changes in expectations, subsequent events or circumstances.